SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report: July 3, 2013

Date of earliest event reported: July 2, 2013

MARTHA STEWART LIVING OMNIMEDIA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-15395	52-2187059
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

601 West 26th Street New York, NY	10001
(Address of principal executive offices)	(Zip Code)

(212) 827-8000

Registrant’s telephone number, including area code

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Consistent with their plan to return Martha Stewart Living Omnimedia, Inc. (the “Company”) to profitability, the Board of Directors of the Company (the “Board”) and Martha Stewart have agreed to certain modifications to the employment agreement between Ms. Stewart and the Company, dated April 1, 2009 (the “Employment Agreement”) and the Intangible Asset License Agreement, dated as of June 13, 2008, by and between the successor in interest to MS Real Estate Management Company (the “Management Company”) and the Company (the “IAA”). As amended, the Employment Agreement will continue in effect until June 30, 2017 and the IAA will continue in effect until September 15, 2017.

The Company and Ms. Stewart have agreed that effective as of July 1, 2013 (i) her annual base salary under the Employment Agreement will be reduced by $200,000, to $1,800,000, and (ii) payment or reimbursement of business and certain other expenses will be made in accordance with a new expense policy adopted by the Board.

The parties to the IAA have also agreed that the annual licensing fee under the IAA will be reduced by $300,000, to $1,700,000, effective September 15, 2013, which is the date at which the next annual payment is due under such agreement.

Ms. Stewart and the Company have agreed that with regard to productions funded by a non-affiliated third party which require a significant on-going commitment from Ms. Stewart, the Company will receive one-third of any talent fees payable, with the remainder payable to Ms. Stewart. Additionally, Ms. Stewart and the Company reaffirmed the current arrangement that no additional payments will be due for productions financed by the Company until her services exceed the commitment previously required with respect to “The Martha Stewart Show.”

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 5.02.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Letter Agreement between Martha Stewart Living Omnimedia, Inc., Martha Stewart and Lifestyle Research Center, LLC, dated July 2, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARTHA STEWART LIVING OMNIMEDIA, INC.

Date: July 2, 2013	By:	/s/ Kenneth P. West
Executive Vice President and Chief Financial Officer